DocuSign Envelope ID: DC68EDB8-B9E3-4CE1-A3F2-FD19B6F1992D

SHF HOLDINGS, INC.

AMENDED AND RESTATED - 2022 EQUITY INCENTIVE PLAN
(Adopted October 4, 2022)

1. ESTABLISHMENT, EFFECTIVE DATE AND TERM

SHF Holdings, Inc. (f/k/a Northern Lights Acquisition Corp.), a Delaware corporation ("Safe Harbor") has previously established the Northern Lights Acquisition Corp. 2022 Equity Incentive Plan (the "Plan"), effective June 28, 2022. Safe Harbor hereby amends and restates "Plan"). The effective date of this amendment shall be the date that this amendment and restatement is approved by the Board. Unless earlier terminated pursuant to Section 15(l) hereof, the Plan shall terminate on the tenth anniversary of the Effective Date. Capitalized terms used herein are defined in Annex A attached hereto.

2. PURPOSE

The purpose of the Plan is to enable the Company to attract, retain, reward and motivate Eligible Individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the Eligible Individuals and the shareholders of the Company.

3. ELIGIBILITY

Awards may be granted under the Plan to any Eligible Individual, as determined by the Committee from time to time, on the basis of their importance to the business of the Company pursuant to the terms of the Plan.

4. ADMINISTRATION

(a) ***Committee***. The Plan shall be administered by the Compensation Committee of the Board. The Board (or those members of the Board who are "independent directors" under the corporate governance requirements of the Listing Market) may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Individuals to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Individual or Participant in a manner consistent with the treatment of any other Eligible Individual. The Committee cannot grant reload or other automatic Awards made upon exercise of Options or Stock Appreciation Rights under the Plan.

(b) ***Delegation to Officers or Employees***. The Committee may designate officers or employees of the Company to assist the Committee in the administration of the Plan. The Committee may delegate authority to officers or employees of the Company to grant Awards and execute Award Agreements or other documents on behalf of the Committee in connection with the administration of the Plan, subject to whatever limitations or restrictions the Committee may impose in accordance with applicable law and to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act.

(c) ***Designation of Advisors***. The Committee may designate professional advisors to assist the Committee in the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.

(d) ***Participants Outside the U.S***. In order to conform with the provisions of local laws and regulations in foreign countries in which the Company operates, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Awards granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances present by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.

(e) ***Liability and Indemnification***. No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. The Company shall, to the maximum extent permitted by applicable law and the Articles of Incorporation and Bylaws of the Company, indemnify and hold harmless each Covered Individual against any cost or expense (including reasonable attorney fees reasonably acceptable to the Company) or liability (including any amount paid in settlement of a claim with the approval of the Company), and amounts advanced to such Covered Individual necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Articles of Incorporation or Bylaws of the Company. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by a Covered Individual with regard to Awards granted to such Covered Individual under the Plan or arising out of such Covered Individual's own fraud or bad faith.

5. SHARES OF COMMON STOCK SUBJECT TO PLAN

(a) ***Shares Available for Awards***. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be 4,037,147 Shares; provided however, total number of Common Shares that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2023, by a number of shares of Common Stock equal to five percent (5%) of the total outstanding shares of Common Stock on the last day of the prior calendar year (subject to a maximum annual increase

of 1,000,000 Common Shares. Notwithstanding the automatic annual increase set forth above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.

(b) ***Limitations on Incentive Stock Option***. With respect to the shares of Common Stock reserved pursuant to this Section, all 4,037,147 shares of Common Stock may be issued as grants of Incentive Stock Options. (See also Section 5(a).)

(c) ***Cancelled, Forfeited, or Surrendered Awards***. If any Award that may be settled in Common Stock is cancelled, forfeited, terminated or settled in cash for any reason, the shares of Common Stock that were subject to such Award shall, to the extent cancelled, forfeited, terminated or settled in cash, immediately become available for future Awards granted under the Plan as if said Award had never been granted; provided, however, that any shares of Common Stock subject to an Award which are tendered, cancelled, forfeited, withheld or terminated in order to pay the Exercise Price, purchase price or any taxes or tax withholdings on an Award shall not be available for future Awards granted under the Plan. Shares of Common Stock that have been repurchased by the Company using the proceeds from Stock Option exercise shall not be available for future Awards granted under the Plan.

(d) ***Recapitalization***. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan (including, but not limited to, the aggregate limits of the number of shares of Common Stock described in Sections 5(c)(i) and (ii), (ii) the limits on the number of shares of Common Stock that may be granted to an Eligible Employee in any one fiscal year, (iii) the calculation of the reduction of shares of Common Stock available under the Plan, (iv) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards granted under the Plan; (v) the Exercise Price of outstanding Options granted under the Plan, and/or (vi) the number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 10. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 5(d), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award that constitutes a "share-based payment arrangement" in the event of an "equity restructuring," as such terms are defined under FASB ASC Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Participant. Any adjustments made under this Section 5(d) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.

(e) Non-Employee Director Limitations. The maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the non-employee directors

who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

6. OPTIONS

(a) Grant of Options. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of an Option shall satisfy the requirements set forth in this Section.

(b) ***Type of Options***. Each Option granted under the Plan may be designated by the Committee, in its sole discretion, as either (i) an Incentive Stock Option, or (ii) a Non-Qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Code Section 422 shall be re-designated as Non-Qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Non-Qualified Stock Options.

(c) ***Exercise Price***. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, the Exercise Price of an Option shall be fixed by the Committee and stated in the respective Award Agreement, provided that the Exercise Price of the shares of Common Stock subject to such Option may not be less than Fair Market Value of such Common Stock on the Grant Date, or if greater, the par value of the Common Stock.

(d) ***Limitation on Option Period***. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, Options granted under the Plan and all rights to purchase Common Stock thereunder shall terminate no later than the tenth anniversary of the Grant Date of such Options, or on such earlier date as may be stated in the Award Agreement relating to such Option. In the case of Options expiring prior to the tenth anniversary of the Grant Date, the Committee may in its discretion, at any time prior to the expiration or termination of said Options, extend the term of any such Options for such additional period as it may determine, but in no event beyond the tenth anniversary of the Grant Date thereof.

(e) ***Limitations on Incentive Stock Options***. Notwithstanding any other provisions of the Plan, the following provisions shall apply with respect to Incentive Stock Options granted pursuant to the Plan.

(i) ***Limitation on Grants***. Incentive Stock Options may only be granted to Section 424 Employees. The aggregate Fair Market Value (determined at the time such Incentive Stock Option is granted) of the shares of Common Stock for which any individual may have Incentive Stock Options which first become vested and exercisable in any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000. Options granted to such individual in excess of the $100,000 limitation, and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall automatically be treated as Non-Qualified Stock Options.

(ii) ***Minimum Exercise Price***. In no event may the Exercise Price of a share of Common Stock subject to an Incentive Stock Option be less than 100% of the Fair Market Value of such share of Common Stock on the Grant Date.

(iii) ***Ten Percent Shareholder***. Notwithstanding any other provision of the Plan to the contrary, in the case of Incentive Stock Options granted to a Section 424 Employee who, at the time the Option is granted, owns (after application of the rules set forth in Code Section 424(d)) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company , such Incentive Stock Options (i) must have an Exercise Price per share of Common Stock that is at least 110% of the Fair Market Value as of the Grant Date of a share of Common Stock, and (ii) must not be exercisable after the fifth anniversary of the Grant Date.

(f) ***Vesting Schedule and Conditions***. Subject to Section 10 of the Plan, no Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Award Agreement relating thereto.

(g) ***Exercise***. When the conditions to the exercise of an Option have been satisfied, the Participant may exercise the Option only in accordance with the following provisions. The Participant shall deliver to the Company a written notice stating that the Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(h) ***Payment***. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods:

(i) by cash, certified or cashier's check, bank draft or money order;

(ii) through the delivery to the Company of shares of Common Stock which have been previously owned by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the Company incurring any liability under Section 16(b) of the Exchange Act; or

(iii) by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit, including, but not limited to, any of the following: (A) through a "cashless exercise sale and remittance procedure" pursuant to which the Participant shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to the Company , out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or (B) by any other method as may be permitted by the Committee.

(i) ***Termination of Employment, Disability or Death***. Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with Company for any reason, all of the Participant's outstanding Options (whether vested or unvested) shall be subject to the rules

of this paragraph. Upon such termination, the Participant's unvested Options shall expire. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason (i) any unvested Options held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service, and/or (ii) a Participant or the Participant's estate, devisee or heir at law (whichever is applicable), may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or other service and prior to the termination of the Option pursuant to its terms. Unless otherwise determined by the Committee, temporary absence from employment because of illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service.

(i) ***Termination for Reason Other Than Cause, Disability or Death***. If a Participant's termination of employment or other service is for any reason other than death, Disability, Cause or a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause, any Option held by such Participant, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period not to exceed ninety (90) days from the date of such termination, but in no event after the termination of the Option pursuant to its terms.

(ii) ***Disability***. If a Participant's termination of employment or other service with the Company is by reason of a Disability of such Participant, the Participant shall have the right at any time within a period not to exceed one (1) year after such termination, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any vested portion of the Option held by such Participant at the date of such termination; provided, however, that if the Participant dies within such period, any vested Option held by such Participant upon death shall be exercisable by the Participant's estate, devisee or heir at law (whichever is applicable) for a period not to exceed one (1) year after the Participant's death, but in no event after the termination of the Option pursuant to its terms.

(iii) ***Death***. If a Participant dies while in the employment or other service of the Company, the Participant's estate or the devisee named in the Participant's valid last will and testament or the Participant's heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Participant's death, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any portion of the vested Option held by such Participant at the date of such Participant's death.

(iv) ***Termination for Cause***. In the event the termination is for Cause or is a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Option held by the Participant at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

7. STOCK APPRECIATION RIGHTS

(a) ***Grant of Stock Appreciation Rights***. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Stock Appreciation Rights, in such amounts and on such terms and conditions as the Committee shall determine in its sole and

absolute discretion. Each grant of a Stock Appreciation Right shall satisfy the requirements as set forth in this Section.

(b) ***Terms and Conditions of Stock Appreciation Rights***. The terms and conditions (including, without limitation, the limitations on the Exercise Price, exercise period, repricing and termination) of the Stock Appreciation Right shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.

(c) ***Exercise of Stock Appreciation Rights***. Stock Appreciation Rights shall be exercised by a Participant only by written notice delivered to the General Counsel of the Company, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised.

(d) ***Payment of Stock Appreciation Right***. Unless otherwise provided in an Award Agreement, upon exercise of a Stock Appreciation Right, the Participant or Participant's estate, devisee or heir at law (whichever is applicable) shall be entitled to receive payment, in cash, in shares of Common Stock, or in a combination thereof, as determined by the Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the Grant Date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such limitation in the Award Agreement.

8. RESTRICTED STOCK

(a) ***Grant of Restricted Stock***. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of Restricted Stock shall satisfy the requirements as set forth in this Section.

(b) ***Restrictions***. The Committee shall impose such restrictions on any Restricted Stock granted pursuant to the Plan as it may deem advisable.

(c) ***Certificates and Certificate Legend***. With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

"The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in the SHF Holdings, Inc. Amended and Restated 2022 Equity Incentive Plan (the "Plan"), and in an Agreement entered into by and between the registered owner of such shares SHF Holdings, Inc. (the "Company"), dated **January 31, 2023** (the "Award Agreement"). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company."

(d) ***Removal of Restrictions***. Except as otherwise provided in the Plan, shares of Restricted Stock shall become freely transferable by the Participant upon the lapse of the applicable restrictions. Once the shares of Restricted Stock are released from the restrictions, the Participant shall be entitled to have the legend required by paragraph (c) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions held in escrow by the Company with respect to such Restricted Stock.

(e) ***Shareholder Rights***. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, and (ii) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares.

(f) ***Termination of Service***. Unless otherwise provided in an Award Agreement, if a Participant's employment or other service with the Company terminates for any reason, all unvested shares of Restricted Stock held by the Participant and any dividends or distributions held in escrow by the Company with respect to such Restricted Stock shall be forfeited immediately and returned to the Company. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested shares of Restricted Stock held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

9. RESTRICTED STOCK UNITS

(a) ***Grant of Restricted Stock Units***. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, a right to receive Common Stock upon vesting or at the end of a specified deferral period, with any risks of forfeiture or other restrictions as the Committee, in its sole discretion, may impose.

(b) ***Shareholder Rights***. Except as otherwise provided in Section 16(d) of the Plan, a Restricted Stock Unit carries no voting or dividend, or other rights associated with respect to such underlying Commons Stock prior to the issuance of such shares.

(c) ***Termination of Service***. Unless otherwise provided in an Award Agreement, if a Participant's employment or other service with the Company terminates for any reason prior vesting, all unvested Restricted Stock Units held by the Participant shall be forfeited. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested Restricted Stock Units held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

10. PERFORMANCE AWARDS

(i) ***Grant of Performance Awards***. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Performance Shares, Performance Share Units and Performance Units, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Performance Award shall satisfy the requirements as set forth in this Section. Performance Shares shall be subject to the provisions

set forth in Section 8 of the Plan and Performance Share Units and Performance Units shall be subject to the provisions set forth in Section 9 of the Plan.

(ii) ***Performance Goals***. Performance Goals will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: (i) the attainment of certain target levels of, or a specified increase in, the Company's enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, the Company's after-tax or pre-tax profits including, without limitation, that attributable to the Company's continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, the Company's operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, the Company's operational costs, or a component thereof (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company's long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from the Company's continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, the Company's net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, the Company's return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, the Company's after-tax or pre-tax return on shareholder equity; (x) the attainment of certain target levels in the fair market value of the Company's Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by the Company (or a subsidiary, division, facility or other operational unit of the Company) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. The Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Performance Award will be earned, levels of performance at which a Performance Award will become partially earned and a level at which a Performance Award will be fully earned.

(iii) ***Terms and Conditions of Performance Awards***. The applicable Award Agreement shall set forth the number and type of Performance Awards; (ii) the Performance Period; and the Performance Goals with respect to each such Performance Award; (iii) the maximum shares of Common Stock that may be issued pursuant to a Performance Award and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. The Committee shall establish, in its sole and absolute discretion, the Performance Goals for the applicable Performance Period for each Performance Award granted hereunder. Performance Goals for different Participants and for different grants of Performance Awards need not be identical. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Performance Awards, but may not exercise discretion to

increase any amount payable in respect of a Performance Award. A holder of a Performance Award is not entitled to the rights of a holder of Common Stock.

(iv) ***Determination and Payment of Performance Awards***. As soon as practicable after the end of a Performance Period, the Committee shall determine the extent to which Performance Awards have been earned on the basis of the Company's actual performance in relation to the established Performance Goals as set forth in the applicable Award Agreement and shall certify these results in writing. As soon as practicable after the Committee has determined that an amount is payable or should be distributed with respect to a Performance Share Unit or Performance Unit, but in any event no later than 70 days following the end of the applicable Performance Period, the Committee shall cause the amount of such Performance Share Unit or Performance Unit to be paid or distributed to the Participant or the Participant's estate, devisee or heir at law (whichever is applicable). For purposes of making payment or a distribution with respect to a Performance Cash Unit, the value of a share of Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the Performance Cash Units to be payable.

(v) ***Termination of Employment***. Unless otherwise provided in an Award Agreement, if a Participant's employment or other service with the Company terminates for any reason, all of the Participant's outstanding Performance Awards shall be subject to the rules of this Section 10.

(vi) ***Termination for Reason Other Than Death or Disability***. If a Participant's employment or other service with the Company terminates prior to the expiration of a Performance Period with respect to any Performance Awards held by such Participant for any reason other than death or Disability, the outstanding Performance Awards held by such Participant for which the Performance Period has not yet expired shall terminate upon such termination and the Participant shall have no further rights pursuant to such Performance Awards.

(vii) ***Termination of Employment for Death or Disability***. If a Participant's employment or other service with the Company terminates by reason of the Participant's death or Disability prior to the end of a Performance Period, the Participant, or the Participant's estate, devisee or heir at law (whichever is applicable) shall be entitled to a payment or vesting, as the case may be, of the Participant's outstanding Performance Awards at the end of the applicable Performance Period, pursuant to the terms of the Plan and the Participant's Award Agreement; provided, however, that the Participant shall be deemed to have earned only that proportion (to the nearest whole unit or share) of the Performance Awards granted to the Participant under such Performance Award as the number of full months of the Performance Period which have elapsed since the first day of the Performance Period for which the Performance Award was granted to the end of the month in which the Participant's termination of employment or other service, bears to the total number of months in the Performance Period, subject to the attainment of the Performance Goals associated with the Award as certified by the Committee. The right to any remaining Performance Awards shall be canceled and forfeited.

11. OTHER AWARDS

Awards of shares of Common Stock, phantom stock, and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such Common Stock may be issued in satisfaction of awards granted under any other plan sponsored by the Company or compensation payable to an Eligible

Individual. In addition, such awards may be made alone or in addition to or in connection with any other Award granted hereunder. The Committee may determine the terms and conditions of any such award. Each such award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Common Stock subject to the award, any consideration therefore, any vesting or performance requirements and such other terms and conditions as the Committee shall determine in its sole and absolute discretion. With respect to the Awards that may be issued solely pursuant to this Section 11 and not pursuant to any other provision of the Plan, a maximum number of shares of Common Stock with respect to which such Awards may be issued, shall not exceed five percent (5%) of the total number of shares of Common Stock that may be issued under the Plan, as described in Section 5(a) of the Plan.

12. CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement, upon the occurrence of a Change in Control of the Company, the Committee may in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Awards may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan, (ii) that all Awards shall terminate, provided that Participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Award in whole or in part, (iii) that all Awards shall terminate, provided that Participants shall be entitled to a cash payment equal to the Change in Control Price with respect to shares subject to the vested portion of the Award net of the Exercise Price thereof (if applicable), (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds net of the Exercise Price (if applicable) and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of the Company, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

13. CHANGE IN STATUS OF PARENT OR SUBSIDIARY

Unless otherwise provided in an Award Agreement or otherwise determined by the Committee, in the event that an entity or business unit which was previously a part of the Company is no longer a part of the Company, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion: (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan; (ii) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may remain outstanding, may continue to vest, and/or may remain exercisable for a period not exceeding one (1) year, subject to the terms of the Award Agreement and this Plan; and/or (ii) treat the employment or other services of a Participant employed by such entity or business unit as terminated if such Participant is not employed by the Company or any entity that is a part of the Company immediately after such event.

14. REQUIREMENTS OF LAW

(a) ***Violations of Law***. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the

individual exercising the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any provisions of the Sarbanes-Oxley Act, and any other federal or state securities laws or regulations. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Award, the issuance of shares pursuant thereto or the grant of an Award to comply with any law or regulation of any governmental authority.

(b) ***Registration***. At the time of any exercise or receipt of any Award, the Company may, if it shall determine it necessary or desirable for any reason, require the Participant (or Participant's heirs, legatees or legal representative, as the case may be), as a condition to the exercise or grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant (or Participant's heirs, legatees or legal representative, as the case may be) upon the Participant's exercise of part or all of the Award or receipt of an Award and a stop transfer order may be placed with the transfer agent. Each Award shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Award may not be exercised in whole or in part and the restrictions on an Award may not be removed unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Participant shall provide the Company with any certificates, representations and information that the Company requests and shall otherwise cooperate with the Company in obtaining any listing, registration, qualification, consent or approval that the Company deems necessary or appropriate. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award, to cause the exercise of an Award or the issuance of shares pursuant thereto, or to cause the grant of Award to comply with any law or regulation of any governmental authority.

(c) ***Withholding***. The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of an Award, or the removal of restrictions on an Award including, but not limited to: (i) the withholding of delivery of shares of Common Stock until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes; (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold; (iii) withholding the amount due from any such person's wages or compensation due to such person; or (iv) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

(d) ***Governing Law***. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

15. GENERAL PROVISIONS

(a) ***Award Agreements***. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted and shall contain any additional provisions as the Committee shall deem appropriate, in its sole and absolute discretion (including, to the extent that the Committee deems appropriate, provisions relating to confidentiality, non-competition, non-solicitation and similar matters). The terms of each Award Agreement need not be identical for Eligible Individuals provided that all Award Agreements comply with the terms of the Plan.

(b) ***Dividends and Dividend Equivalents***. No dividends or Dividend Equivalents shall be paid to Participants with respect to unvested Awards until such Awards vest. In the event that the Committee provides for the accrual of dividends or dividend equivalents with respect to an Award, such dividends or dividend equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Award to which they relate.

(c) ***Exemptions from Section 16(b) Liability***. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant and sales transactions to persons other than the Company). Accordingly, if any provision of the Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b). In the event Rule 16b-3 is revised or replaced, the Board, or the Committee acting on behalf of the Board, may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

(d) ***Purchase Price***. To the extent the purchase price of any Award granted hereunder is less than par value of a share of Common Stock and such purchase price is not permitted by applicable law, the per share purchase price shall be deemed to be equal to the par value of a share of Common Stock.

(e) ***Deferral of Awards***. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Common Stock or cash subject to such Award and to receive Common Stock or cash at such later time or times, all on such terms and conditions as the Committee shall determine. The Committee shall not permit the deferral of an Award unless counsel for the Company determines that such action will not result in adverse tax consequences to a Participant under Code Section 409A. If any such deferrals are permitted, then notwithstanding anything to the contrary herein, a Participant who elects to defer receipt of Common Stock shall not have any rights as a shareholder with respect to deferred shares of Common Stock unless and until shares of Common Stock are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

(f) ***Prospective Employees***. Notwithstanding anything to the contrary, any Award granted to a Prospective Employee shall not become vested prior to the date the Prospective Employee first becomes an employee of the Company.

(g) ***Issuance of Certificates; Shareholder Rights***. the Company shall deliver to the Participant a certificate evidencing the Participant's ownership of shares of Common Stock issued pursuant to the exercise of an Award as soon as administratively practicable after satisfaction of all conditions relating to the issuance of such shares. A Participant shall not have any of the rights of a shareholder with respect to such Common Stock prior to satisfaction of all conditions relating to the issuance of such Common Stock, and, except as expressly provided in the Plan, no adjustment shall be made for dividends, distributions or other rights of any kind for which the record date is prior to the date on which all such conditions have been satisfied.

(h) ***Transferability of Awards***. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. Awards may be exercised during the Participant's lifetime only by the Participant. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person. Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Committee may in its sole and absolute discretion permit the Transfer of an Award to a Participant's "family member" as such term is defined in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee; *provided, however*, that the Participant will not directly or indirectly receive any payment of value in connection with the transfer of the Award. In such case, such Award shall be exercisable only by the transferee approved of by the Committee. To the extent that the Committee permits the Transfer of an Incentive Stock Option to a "family member", so that such Option fails to continue to satisfy the requirements of an incentive stock option under the Code such Option shall automatically be re-designated as a Non-Qualified Stock Option.

(i) ***Buyout and Settlement Provisions***. Except as prohibited in Section 15(k)(ii) of the Plan, the Committee may at any time on behalf of the Company offer to buy out any Awards previously granted based on such terms and conditions as the Committee shall determine which shall be communicated to the Participants at the time such offer is made.

(j) ***Use of Proceeds***. The proceeds received by the Company from the sale of Common Stock pursuant to Awards granted under the Plan shall constitute general funds of the Company.

(k) ***Modification or Substitution of an Award***.

(i) ***Generally***. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant's consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award.

(ii) ***Limitation on Repricing***. Unless such action is approved by the Company's shareholders in ***accordance*** with applicable law: (i) no outstanding Option or Stock Appreciation Right granted under the Plan may be amended to provide an Exercise Price that is lower than the then-current Exercise Price of such outstanding Option or Stock Appreciation Right (other than adjustments to the Exercise Price pursuant to Sections 5(f) and 12); (ii) the Committee may not cancel any outstanding Option or Stock Appreciation Right when its Exercise Price is equal to or greater than the Fair Market Value of the

underlying Common Stock and grant in substitution therefore new Awards, equity, cash or other property (other than adjustments pursuant to Section 12); (iii) the Committee may not authorize the repurchase of an outstanding Option or Stock Appreciation Right which has an Exercise Price that is higher than the then-current fair market value of the Common Stock (other than adjustments pursuant to Section 12); (iv) the Committee may not cancel any outstanding Option or Stock Appreciation Right and grant in substitution therefore new Awards as part of a strategy to materially enhance the position of the holder of such Options or Stock Appreciation Rights with respect to their value as of the time of such substitution (other than adjustments pursuant to Section 12), and (v) the Committee may not take any other action that is treated as a repricing under generally accepted accounting principles (other than adjustments pursuant to Sections 5(f) and 12). A cancellation and exchange or substitution described in clauses (ii) and (iv) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant.

(l) ***Amendment and Termination of Plan***. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards have not been granted; *provided, however*, that the approval of the shareholders of the Company in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company shall be required for any amendment (other than those permitted under Section 5 or 12): (i) that changes the class of individuals eligible to receive Awards under the Plan; (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Awards that are granted under the Plan; or (iii) that proposes to eliminate a requirement provided herein that the shareholders of the Company must approve an action to be undertaken under the Plan. Except as permitted under Section 5 or Section 12 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

(m) ***Code Section 409A***. The Award Agreement for any Award that the Committee reasonably determines to constitute "nonqualified deferred compensation plan" under Code Section 409A (a "Section 409A Plan"), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Code Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Code Section 409A. If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Code Section 409A:

(i) Payments under the Section 409A Plan may not be made earlier than (u) the Participant's "separation from service", (v) the date the Participant becomes "disabled", (w) the Participant's death, (x) a "specified time (or pursuant to a fixed schedule)" specified in the Award Agreement at the date of the deferral of such compensation, (y) a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets" of the corporation, or (z) the occurrence of an "unforeseeable emergency";

DocuSign Envelope ID: DC68EDB8-B9E3-4CE1-A3F2-FD19B6F1992D

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Code Section 409A(a)(4); and

(iv) In the case of any Participant who is a "specified employee", a distribution on account of a "separation from service" may not be made before the date which is six months after the date of the Participant's "separation from service" (or, if earlier, the date of the Participant's death).

(v) For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Code Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Code Section 409A that are applicable to the Award.

(n) ***Notification of 83(b) Election***. If in connection with the grant of any Award, any Participant makes an election permitted under Code Section 83(b), such Participant must notify the Company in writing of such election within ten (10) days of filing such election with the Internal Revenue Service.

(o) ***Erroneously Awarded Compensation***. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

(p) ***Disclaimer of Rights***. No provision in the Plan, any Award granted hereunder, or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

(q) ***Unfunded Status of Plan***. The Plan is intended to constitute an "unfunded" plan for incentive ***and*** deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(r) ***Nonexclusivity of Plan***. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation

DocuSign Envelope ID: DC68EDB8-B9E3-4CE1-A3F2-FD19B6F1992D

arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole and absolute discretion determines desirable.

(s) ***Other Benefits***. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant's level of compensation.

(t) ***Headings***. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(u) ***Pronouns***. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

(v) ***Successors and Assigns***. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant's estate, devisee, or heir at law.

(w) ***Severability***. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(x) ***Notices***. Any communication or notice required or permitted to be given under the Plan shall be in writing and mailed by registered or certified mail or delivered by hand, to the Company, to its principal place of business, attention: Joseph Negron, General Counsel, The Company Group Inc., and if to the holder of an Award, to the address as appearing on the records of the Company.

ANNEX A
DEFINITIONS

"Award" means any Common Stock, Option, Performance Unit, Performance Share, Performance Share Unit, Restricted Stock, Stock Appreciation Right or any other award granted pursuant to the Plan.

"Award Agreement" means a written agreement entered into by the Company and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.

"Board" means the board of directors of the Company.

"Cause" means, with respect to a termination of employment or other service with the Company, a termination of employment or other service due to a Participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant's duties for the Company; *provided, however,* that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

"Change in Control" shall be deemed to occur upon the occurrence of any of the following after the Effective Date:

(a) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) consummation of a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no

DocuSign Envelope ID: DC68EDB8-B9E3-4CE1-A3F2-FD19B6F1992D

person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company, and such liquidation occurs, or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of the Company.

However, to the extent that Code Section 409A would cause an adverse tax consequence to a Participant using the above definition, the term "Change in Control" shall have the meaning ascribed to the phrase "Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation" under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

"Change in Control Price" means the price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Committee" means the Committee designated to administer the Plan in accordance with Section 4.

"Common Stock" means the common stock, par value $0.01 per share, of the Company.

"Company" means SHF Holdings, Inc., the subsidiaries of SHF Holdings, Inc., and all other entities whose financial statements are required to be consolidated with the financial statements of SHF Holdings, Inc. pursuant to United States generally accepted accounting principles, and any other entity determined to be an affiliate of SHF Holdings, Inc. as determined by the Committee in its sole and absolute discretion.

"Covered Individual" means any current or former member of the Committee, any current or former officer or director of the Company, or any individual designated pursuant to Section 4(c).

"Disability" means a "permanent and total disability" within the meaning of Code Section 22(e)(3); *provided, however,* that if a Participant and the Company have entered into an employment or consulting agreement which defines the term Disability for purposes of such agreement, Disability shall be defined pursuant to the definition in such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether a Disability exists for purposes of the Plan.

"Disparagement" means making any comments or statements to the press, the Company's employees, clients or any other individuals or entities with whom the Company has a business relationship, which could adversely affect in any manner: (i) the conduct of the business of the Company (including, without

DocuSign Envelope ID: DC68EDB8-B9E3-4CE1-A3F2-FD19B6F1992D

limitation, any products or business plans or prospects), or (ii) the business reputation of the Company or any of its products, or its past or present officers, directors or employees.

"Dividend Equivalents" means an amount equal to the cash or stock dividends paid by the Company upon one share of Common Stock subject to an Award granted to a Participant under the Plan.

"Effective Date" shall mean the date the Plan was originally approved by the shareholders of SHF Holdings, Inc. (f/k/a Northern Lights Acquisition Corp.) in accordance with the laws of the State of Delaware.

"Eligible Individual" means any employee, officer, director (employee or non-employee director) or consultant of the Company and any Prospective Employee to whom Awards are granted in connection with an offer of future employment with the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exercise Price" means the purchase price per share of each share of Common Stock subject to an Award.

"Fair Market Value" means, unless otherwise required by the Code, as of any date, the last sales price reported for the Common Stock on the day immediately prior to such date (i) as reported by the national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; *provided, however,* that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Common Stock is listed or traded. If the Common Stock is not readily traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.

"Company" means SHF Holdings, Inc.

"Grant Date" means the date on which the Committee approves the grant of an Award or such later date as is specified by the Committee and set forth in the applicable Award Agreement.

"Incentive Stock Option" means an "incentive stock option" within the meaning of Code Section 422.

"Listing Market" means the New York Stock Exchange or, if the securities of the Company are not then listed on the New York Stock Exchange, such other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading on any national securities exchange, or an automated quotation system sponsored by the Financial Industry Regulatory Authority.

"Non-Employee Director" means a director of the Company who is not an active employee of the Company.

"Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

"Option" means an option to purchase Common Stock granted pursuant to Sections 6 of the Plan.

"Participant" means any Eligible Individual who holds an Award under the Plan and any of such individual's successors or permitted assigns.

"Performance Award" means an award of Performance Shares, Performance Share Units or Performance Units.

"Performance Goals" means the specified performance goals that have been established by the Committee in connection with an Award.

"Performance Period" means the period during which Performance Goals must be achieved in connection with an Award granted under the Plan.

"Performance Shares" means Restricted Stock that is subject to the achievement of certain Performance Goals being attained during a Performance Period pursuant to Section 9 hereunder.

"Performance Share Unit" means a right to receive a fixed number of shares of Common Stock, or the cash equivalent, that is contingent on the achievement of certain Performance Goals during a Performance Period.

"Performance Unit" means a right to receive a designated dollar value, or shares of Common Stock of the equivalent value, that is contingent on the achievement of certain Performance Goals during a Performance Period.

"Person" shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a parent or subsidiary.

"Plan" means the SHF Holdings, Inc. 2022 Equity Incentive Plan.

"Prospective Employee" means any individual who has committed to become an employee of the Company within sixty (60) days from the date an Award is granted to such individual.

"Restricted Stock" means Common Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 8 hereunder.

"***Restricted Stock Unit***" means a right to receive Common Stock upon vesting or at the end of a specified deferral period, with any risks of forfeiture or other restrictions as the Committee, in its sole discretion, may impose.

"Section 424 Employee" means an employee of the Company or any "subsidiary corporation" or "parent corporation" as such terms are defined in and in accordance with Code Section 424. The term "Section 424 Employee" also includes employees of a corporation issuing or assuming any Options in a transaction to which Code Section 424(a) applies.

"Stock Appreciation Right" means the right to receive all or some portion of the increase in value of a fixed number of shares of Common Stock granted pursuant to Section 7 hereunder.

"Transfer" means, as a noun, any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of, and, as a verb, directly or indirectly, voluntarily or involuntarily, to exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of.

IN WITNESS WHEREOF, this Amended and Restated SHF Holdings, Inc. 2022 Equity Incentive Plan has been duly approved and adopted by the Company as of the date set forth below.

Adopted by consent of the Board: October 4, 2022

SHF Holdings, Inc.

DocuSigned by:

(executed consent on file at corporate offices)

By: ______________________

Title: CEO

Date: 2/2/2023